Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts, Allstate:

Greg Burns	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Contacts, National General Holdings Corp.:

Jodi Swartz	Cliff Gallant
Media Relations	Investor Relations
(833) 684-0492	(212) 380-9462

Allstate Closes Acquisition of National General Holdings Corp.

NORTHBROOK, Ill., Jan. 4, 2021 – The Allstate Corporation (NYSE: ALL) today announced that it closed its $4 billion acquisition of National General Holdings Corp.

“The acquisition of National General advances our strategy of growing personal lines insurance with an increase of 1 percentage point in market share. Independent agents will now have more protection offerings for customers, with a strong technology platform creating growth opportunities for them and Allstate. National General’s accident and health business will also further expand Allstate’s circle of protection,” said Tom Wilson, chair, president and CEO of The Allstate Corporation.

More information will be available at Allstate’s quarterly earnings call on Feb. 4.

About Allstate

The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About National General

National General, headquartered in New York City, is a specialty personal lines insurance holding company serving a wide range of customer segments through a network of approximately 42,300 independent agents for property-casualty products. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products. Auto insurance represents approximately 60% of premium with a significant presence in the non-standard auto market. Its property-casualty business was built through a combination of organic growth and opportunistic acquisitions.

Forward-Looking Statements

This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.